As filed with the Securities and Exchange Commission on May 21, 2024

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COLLIERS INTERNATIONAL GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Ontario, Canada		NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
1140 Bay Street, Suite 4000 Toronto, Ontario M5S 2B4
(Address, Including Zip Code of Principal Executive Offices)
Colliers International Group Inc. Stock Option Plan
(Full title of the plan)

Corporation Service Company 251 Little Falls Drive, Wilmington, DE 19808 (302) 636-5401
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Christian Mayer Chief Financial Officer Colliers International Group Inc. 1140 Bay Street, Suite 4000 Toronto, Ontario M5S 2B4 (416) 960-9500	Mile T. Kurta, Esq. Christopher R. Bornhorst, Esq. Torys LLP 1114 Avenue of the Americas, 23rd Floor New York, New York 10036 (212) 880-6000	Rima Ramchandani Jennifer Lennon Torys LLP 79 Wellington St. W Toronto, Ontario M5K 1N2 (416) 865-7666

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Part I
Information Required in the Section 10(A) Prospectus

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by Colliers International Group Inc. (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 40-F (File No. 001-36898) (the “Annual Report on Form 40-F”) filed with the Commission on February 15, 2024, including the Registrant’s audited financial statements for the fiscal year ended December 31, 2023;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since February 15, 2024; and

(c)	the description of the Registrant’s Subordinate Voting Shares, under the section captioned “Capital Structure” in the annual information form for the fiscal year ended December 31, 2023, included as Exhibit 1 to the Annual Report on Form 40-F, including any amendment or report filed for the purposes of updating such description.

In addition, all documents or reports subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents or reports; provided that reports on Form 6-K shall only be deemed so incorporated by reference to the extent expressly stated therein.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions in (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Registrant or other entity if the individual: (i) acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the conduct was lawful.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits.

Exhibit Number
3.1	Articles of Arrangement, dated June 1, 2015
3.2	By-laws
5.1	Opinion of Torys LLP, Canadian counsel to the Registrant
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Torys LLP, Canadian counsel to the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages hereof)
99.1	Colliers International Group Inc. Stock Option Plan
107	Filing Fee Table

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on May 21, 2024.

COLLIERS INTERNATIONAL GROUP INC.

By:	/s/ Christian Mayer
Name: Christian Mayer Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay S. Hennick, Christian Mayer and Matthew Hawkins and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on May 21, 2024.

Signature	Title

/s/ Jay S. Hennick	Global Chairman and Chief Executive Officer (principal executive officer)
Jay S. Hennick

/s/ Christian Mayer	Chief Financial Officer (principal financial and accounting officer)
Christian Mayer

/s/ John P. Curtin Jr.	Lead Director
John P. Curtin Jr.

/s/ Christopher Galvin	Director
Christopher Galvin

/s/ P. Jane Gavan	Director
P. Jane Gavan

/s/ Stephen Harper	Director
Stephen Harper

/s/ Katherine Lee	Director
Katherine Lee

/s/ Poonam Puri	Director
Poonam Puri

/s/ Benjamin Stein	Director
Benjamin Stein

/s/ Fred Sutherland	Director
Fred Sutherland

/s/ Edward Waitzer	Director
Edward Waitzer

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the Registrant’s duly authorized representative in the United States has signed this Registration Statement on May 21, 2024.

COLLIERS INTERNATIONAL HOLDINGS (USA), INC.

By:	/s/ Matthew Hawkins
Name: Matthew Hawkins Title: Secretary